EXHIBIT 4.18

                               NOVOSTE CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

      1. Purpose and Scope of Plan. The purpose of this employee stock purchase plan (the "Plan") is to provide the employees of Novoste Corporation ("Novoste") with an opportunity to acquire a proprietary interest in Novoste through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of Novoste. The Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and shall be interpreted and administered in a manner consistent with such intent.

      2. Definitions.

      2.1. The terms defined in this section are used (and capitalized) elsewhere in this Plan.

            (a) "Affiliate" means any corporation that is a "parent corporation" or "subsidiary corporation" of Novoste, as defined in Sections 424(e) and 424(f) of the Code or any successor provision, and whose participation in the Plan has been approved by the Board of Directors.

            (b)   "Board of Directors" means the Board of Directors of Novoste.

            (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            (d) "Committee" means two or more Novoste's executive officers as designated by the Board of Directors to administer the Plan under Section 13.

            (e) "Common Stock" means the common stock, par value $.01 per share (as such par value may be adjusted from time to time), of Novoste.

            (f)   "Company" means Novoste Corporation, a Florida corporation.

            (g) "Compensation" means the gross cash compensation (including wage, salary, commission, and overtime earnings but excluding bonus and other special types of compensation and reimbursements) paid by Novoste or any Affiliate to a Participant in accordance with the terms of employment.

            (h) "Eligible Employee" means any employee of Novoste or an Affiliate whose customary employment is for more than five months in any calendar year and whose customary employment is at least 20 hours per week; provided, however, that "Eligible Employee" shall not include any person who would be deemed, for purposes of Section 423(b)(3) of the Code, to own, after giving effect to the grant of any rights pursuant to this Plan, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Novoste.

            (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.


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            (j)   "Fair Market Value" of a share of Common Stock as of any date means, if the Common Stock is listed on a national securities exchange or traded in the national market system, the closing price for such Common Stock on such exchange or national market system on the immediately preceding day on which the Common Stock was traded. If such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury applicable to plans intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code, however, Fair Market Value shall be determined in accordance with such regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.

            (k) "Participant" means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.

            (l) "Plan" means this Novoste Employee Stock Purchase Plan, as amended from time to time.

            (m) "Purchase Period" means each quarter of Novoste's fiscal year. The first Purchase Period will be the quarter that starts July 1, 2000 and ends September 30, 2000.

            (n) "Recordkeeping Account" means the account maintained in the books and records of Novoste recording the amount withheld from each Participant through payroll deductions made under the Plan.

      3. Scope of the Plan. Shares of Common Stock may be sold to Eligible Employees pursuant to this Plan commencing July 1, 2000, as hereinafter provided, but not more than 100,000 shares of Common Stock (subject to adjustment as provided in Section 14) shall be sold to Eligible Employees pursuant to this Plan. All sales of Common Stock pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges. The shares of Common Stock sold to Eligible Employees pursuant to this Plan may be shares acquired by purchase on the open market or in privately negotiated transactions, by direct issuance from Novoste (whether newly issued or treasury shares) or by any combination thereof. Novoste, during the term of the Plan, shall at all times reserve and keep available, such number of shares as shall be sufficient to satisfy the requirements of the Plan.

      4. Eligibility and Participation. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the cutoff date for such Purchase Period. The cutoff date is the 15th day of the month immediately preceding the Purchase Period. An Eligible Employee may elect to participate in the Plan by filing a subscription agreement and payroll deduction authorization form with the Novoste Stock Plan Administrator before the prescribed cutoff date for each Purchase Period. Regular payroll deductions from Compensation will begin with the first payday in such Purchase Period and continue until the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.


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      5. Amount of Common Stock Each Eligible Employee May Purchase.

      5.1. Subject to the provisions of this Plan, each Eligible Employee shall be offered the right to purchase on the last day of the Purchase Period the number of shares of Common Stock that can be purchased at the price specified in Section 5.2 with the entire credit balance in the Participant's Recordkeeping Account; provided, however, that the Fair Market Value (determined on the first day of any Purchase Period) of shares of Common Stock that may be purchased by a Participant during any calendar year shall not exceed $25,000 (therefore, with a 15% discount, the maximum cash contribution can not exceed $21,250). If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3, each Participant shall be allocated a ratable portion of the maximum number of shares of Common Stock which may be sold.

      5.2. The purchase price of each share of Common Stock sold pursuant to this Plan shall be the lesser of (a) or (b) below:

            (a) 85% of the Fair Market Value of such share on the first day of the Purchase Period.

            (b) 85% of the Fair Market Value of such share on the last day of the Purchase Period.

      6. Method of Participation.

      6.1. Novoste shall give notice to each Eligible Employee of the opportunity to purchase shares of Common Stock pursuant to this Plan and the terms and conditions for such offering. Such notice is subject to revision by Novoste at any time prior to the date of purchase of such shares. Novoste contemplates that for tax purposes the first day of a Purchase Period will be the date of the offering of such shares.

      6.2. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing a subscription agreement and payroll deduction authorization form. An Eligible Employee may elect to have any whole percent of Compensation withheld per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made prior to the prescribed cutoff date for each Purchase Period to which it relates and shall remain in effect unless and until such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

      6.3. Any Eligible Employee who does not make a timely election as provided in Section 6.2, shall be deemed to have elected not to participate in the Plan. Such election shall be irrevocable for such Purchase Period.

      6.4. Nothing herein contained shall affect an employee's right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, retirement savings/401(k) plan or other employee welfare plan or program of Novoste.


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      7. Recordkeeping Account.

      7.1. Novoste shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 shall be credited to such Recordkeeping Accounts on each payday.

      7.2.  No interest shall be credited to a Participant's Recordkeeping
            Account.

      7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account shall remain part of the general assets of Novoste.

      7.4. A Participant may not make any separate cash payment into the Recordkeeping Account.

      8. Right to Adjust Participation or to Withdraw.

      8.1. A Participant may, at any time during a Purchase Period, direct Novoste to make no further deductions from his or her future Compensation, subject to the limitation in Section 6.2. Upon any such action, future payroll deductions with respect to such Participant shall cease in accordance with the Participant's direction.

      8.2. Any Participant who stops payroll deductions may not thereafter resume payroll deductions during such Purchase Period.

      8.3. At any time before the end of a Purchase Period, any Participant may withdraw from the Plan. In such event, all future payroll deductions shall cease. The Participant may direct that the entire credit balance in the Participant's Recordkeeping Account be used to purchase stock at the end of the Purchase Period or be paid to the Participant, without interest, in cash. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period.

      8.4. Notification of a Participant's election to increase, decrease, or terminate deductions, or to withdraw from the Plan, shall be made by filing an appropriate form with Novoste. Notification to increase or decrease deductions received before the prescribed cutoff date for each Purchase Period will become effective that Purchase Period.

      9. Termination of Employment. If a Participant's employment is terminated prior to the end of a Purchase Period for any reason, including death, permanent disability, or retirement, the entire balance in the Participant's Recordkeeping Account will be applied to the purchase of shares as described above as of the last day of the Purchase Period in which the Participant's employment terminated; except that if such Participant so requests prior to the last day of such Purchase Period, the Company shall refund in cash within 30 days all amounts credited to his or her Recordkeeping Account.

      10. Purchase of Shares.

      10.1. As of the last day of each Purchase Period, the entire credit balance in each Participant's Recordkeeping Account shall be used to purchase shares of Common Stock (subject to the limitations of Section 5) unless the Participant has filed an appropriate form with Novoste in advance of that date (which elects to receive the


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            entire credit balance in cash). No fractional shares shall be purchased; any credit balance which is not sufficient to purchase a full share shall be retained in the Participant's account for the subsequent Purchase Period.

      10.2. Shares of Common Stock acquired by each Participant shall be held in a general securities brokerage account maintained for the benefit of all Participants with a registered securities broker/dealer selected by the Company (the "Agent"). The Agent shall maintain subaccounts for each Participant in such general account to which shall be allocated such Participant's shares of Common Stock.

      10.3. Prior to the last day of each Purchase Period, Novoste shall determine whether some or all of the shares of Common Stock to be purchased as of the last day of such Purchase Period will be purchased by the Agent for the accounts of Participants on the open market or in privately negotiated transactions. If some or all of such shares are to be so purchased by the Agent, Novoste shall advise the Agent of the number of shares to be so purchased and shall provide to the Agent such funds, in addition to the funds available from Participants' Recordkeeping Accounts, as may be necessary to permit the Agent to so purchase such number of shares (including all brokerage fees and expense).

      10.4. Dividends with respect to a Participant's shares of Common Stock held in the account maintained by the Agent shall automatically be reinvested in additional shares of Common Stock. The Agent shall commingle all dividends paid on all Participants' shares held in the account and shall purchase on the open market, or in privately negotiated transactions, as soon as reasonably practicable after the receipt of the dividends, as many shares of Common Stock as can be acquired with such commingled dividends and the purchase price of each such Reinvestment Share shall be the average price paid by the Agent in purchasing all Reinvestment Shares for all Participants with the proceeds of such dividend payment. There shall be allocated to each Participant's individual account such Participant's pro rata portion of the Reinvestment Shares purchased with the commingled funds. Novoste shall pay all brokerage fees and expenses of the Agent in connection with the reinvestment of dividends.

      10.5. Each Participant shall be entitled to vote all shares held for the benefit of such Participant in the account maintained by the Agent.

      10.6. Certificates for the number of whole shares of Common Stock, determined as aforesaid, purchased by each Participant shall be issued and delivered to him or her, registered in the form directed by the Participant, only upon the request of the Participant or his or her representative. Any such request shall be made by filing an appropriate form with Novoste.

      11. Rights as a Stockholder. A Participant shall not be entitled to any of the rights or privileges of a stockholder of Novoste with respect to shares of Common Stock under the Plan, including the right to receive any dividends which may be declared by Novoste, until (i) he or she actually has paid the purchase price for such shares and (ii) either the shares have been credited to the account maintained by the Agent for the Participant's benefit or certificates have been issued to the Participant, both as provided in Section 10.

      12. Rights Not Transferable. A Participant's rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned or


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transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

      13. Administration of the Plan. This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of this Plan, and all such determinations shall be conclusive and binding on all parties. All costs, taxes and expenses incurred in administering the Plan shall be paid by Novoste. Any costs, taxes and expenses applicable to the Participant's account shall be charged or credited to the Participant's account by Novoste.

      14. Adjustment upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan, shall be adjusted appropriately by the Committee.

      15. Registration of Certificates. Stock certificates to be issued and delivered upon the request of the Participant or his or her representative, as provided in Section 10.6, shall be, registered in the name of the Participant, or jointly, as joint tenants with the right of survivorship, in the name of the Participant and another person, as the Participant or his or her representative may direct on an appropriate form filed with Novoste.

      16. Amendment of Plan. Novoste expects to continue the Plan until such time as the shares reserved for issuance under the Plan have been sold. Novoste reserves, however, the right at any time to amend this Plan in any respect which shall not adversely affect the rights of Participants pursuant to shares previously acquired under the Plan, except that, without stockholder approval on the same basis as required by Section 19.1, no amendment shall be made (i) to increase the number of shares to be reserved under this Plan, (ii) decrease the minimum purchase price, (iii) to withdraw the administration of this Plan from the Committee, or (iv) to change the definition of employees eligible to participate in the Plan.

      17. Effective Date of Plan. This Plan shall consist of an offering commencing July 1, 2000, and continuing on a quarterly basis thereafter. All rights of Participants in any offering hereunder shall terminate at the earlier of (i) the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after 30 days' notice has been given to all Participants. Upon termination of this Plan, shares of Common Stock shall be purchased for Participants in accordance with Section 10.1, and cash, if any, remaining in the Participants' Recordkeeping Accounts shall be refunded to them, as if the Plan were terminated at the end of a Purchase Period.

      18. Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of Novoste under the Securities


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Act of 1933, as amended, covering the shares of Common Stock purchasable on the last day of the Purchase Period applicable to such shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. All such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to the Nasdaq National Market, covering the shares of Common Stock under the Plan upon official notice of issuance.

      19. Miscellaneous.

      19.1. This Plan shall be submitted for approval by the stockholders of Novoste prior to January 1, 2001. If not so approved prior to such date, this Plan shall terminate on December 31, 2000.

      19.2. This Plan shall not be deemed to constitute a contract of employment between Novoste and any Participant, nor shall it interfere with the right of Novoste to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

      19.3. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

      19.4. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida.

      19.5. Delivery of shares of Common Stock or of cash pursuant to the Plan shall be subject to any required withholding taxes. A person entitled to receive shares of Common Stock may, as a condition precedent to receiving such shares, be required to pay Novoste a cash amount equal to the amount of any required withholdings.


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